As Filed With the Securities and Exchange Commission on August 1, 2019
Registration No.  333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549
_______________

FORM S‑8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
_______________
Tandem Diabetes Care, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-4327508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11075 Roselle Street
San Diego, California 92121
(Address of principal executive offices)

Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan
(Full title of the plan)

David B. Berger, Esq.
Chief Legal & Compliance Officer
Tandem Diabetes Care, Inc.
11075 Roselle Street
San Diego, California 92121
(858) 366-6900
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Ryan C. Wilkins, Esq.
Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, California  92660
(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
To be issued under the 2013 Plan	3,287,262	(2)	$61.79	(3)	$203,119,918.98	$24,618.13
Issued on February 15, 2019 under the 2013 Plan	1,035,000	(4)	$51.50	(5)	$53,302,500.00	$6,460.26
Issued on February 25, 2019 under the 2013 Plan	105,000	(6)	$48.36	(7)	$5,077,800.00	$615.43
Issued on March 18, 2019 under the 2013 Plan	178,180	(8)	$71.31	(9)	$12,706,015.80	$1,539.97
Issued on April 15, 2019 under the 2013 Plan	100,720	(10)	$61.62	(11)	$6,206,366.40	$752.21
Issued on May 15, 2019 under the 2013 Plan	145,520	(12)	$68.18	(13)	$9,921,553.60	$1,202.49
Issued on June 17, 2019 under the 2013 Plan	80,295	(14)	$63.89	(15)	$5,130,047.55	$621.76
Issued on June 18, 2019 under the 2013 Plan	23,947	(16)	$64.66	(17)	$1,548,413.02	$187.67
Issued on July 15, 2019 under the 2013 Plan	44,076	(18)	$64.41	(19)	$2,838,935.16	$344.08
Total	5,000,000				$299,851,550.51	$36,342.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable under the Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan (as amended, the “2013 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)
Represents 3,287,262 additional shares of Common Stock reserved for issuance pursuant to the 2013 Plan and not subject to awards previously issued pursuant to the 2013 Plan. Shares available for issuance under the 2013 Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2013 (File No. 333-192406), February 24, 2015 (File No. 333-202254), February 24, 2016 (File No. 333-209685), March 8, 2017 (File No. 333-216529), March 1, 2018 (File No. 333-223377), and August 17, 2018 (File No.333-226915). See “Explanatory Note” for additional information.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and low prices of the Common Stock as reported on the NASDAQ Global Market on July 26, 2019.

(4)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019, which were originally granted on February 15, 2019, subject to and conditioned upon stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(5)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $51.50 per share, which represents the exercise price of the stock option awards granted on February 15, 2019 as described in footnote 4.

(6)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019, which were originally granted on February 25, 2019, subject to and conditioned upon stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(7)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $48.36 per share, which represents the exercise price of the stock option awards granted on February 25, 2019 as described in footnote 6.

(8)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019, which were originally granted on March 18, 2019, subject to and conditioned upon stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(9)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $71.31 per share, which represents the exercise price of the stock option awards granted on March 18, 2019 as described in footnote 8.

(10)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019, which were originally granted on April 15, 2019, subject to and conditioned upon stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(11)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $61.62 per share, which represents the exercise price of the stock option awards granted on April 15, 2019 as described in footnote 10.

(12)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019, which were originally granted on May 15, 2019, subject to and conditioned upon stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(13)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $68.18 per share, which represents the exercise price of the stock option awards granted on May 15, 2019 as described in footnote 12.

(14)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019, which were originally granted on June 17, 2019, subject to and conditioned upon stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(15)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $63.89 per share, which represents the exercise price of the stock option awards granted on June 17, 2019 as described in footnote.

(16)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on June 18, 2019 following stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(17)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $64.66 per share, which represents the exercise price of the stock option awards issued on June 18, 2019 as described in footnote 16.

(18)
Represents shares of Common Stock reserved for issuance pursuant to stock option awards issued on July 15, 2019 following stockholder approval of an increase in the number of shares of Common Stock reserved for issuance under the 2013 Plan.

(19)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act on the basis of $64.41 per share, which represents the exercise price of the stock option awards issued on July 15, 2019 as described in footnote 18.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Tandem Diabetes Care, Inc. is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) for the purpose of registering an additional 5,000,000 shares of Common Stock that have been reserved for issuance under the Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan (as amended, the “2013 Plan”), which includes (1) 1,712,738 shares subject to awards previously issued pursuant to the 2013 Plan, and (2) 3,287,262 shares reserved for issuance pursuant to the 2013 Plan and not subject to awards previously issued pursuant to the 2013 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the registrant’s registration statements on Form S-8 filed with the SEC on November 19, 2013 (File No. 333-192406), February 24, 2015 (File No. 333-202254), February 24, 2016 (File No. 333-209685), March 8, 2017 (File No. 333-216529), March 1, 2018 (File No. 333-223377) and August 17, 2018 (File No.333-226915).

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Date of First Filing	Exhibit Number	Provided Herewith
4.1	Specimen Certificate for Common Stock.	S-1/A	333-191601	November 4, 2013	4.1
4.2	Amended and Restated Certificate of Incorporation of Tandem Diabetes Care, Inc., as currently in effect.	10-Q	001-36189	November 1, 2018	3.1
4.3	Amended and Restated Bylaws of Tandem Diabetes Care, Inc., as currently in effect.	S-1/A	333-191601	November 4, 2013	3.5
4.4	Tandem Diabetes Care, Inc. Amended and Restated 2013 Stock Incentive Plan.	DEF 14A	001-36189	April 11, 2019	Appendix A
4.5	Form of Stock Option Agreement under 2013 Stock Incentive Plan.	S-1/A	333-191601	November 4, 2013	10.7
4.6	Form of Stock Option Agreement under 2013 Stock Incentive Plan (Non-Employee Directors).	S-1/A	333-191601	November 4, 2013	10.8
5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.					X
23.1	Consent of independent registered public accounting firm.					X
23.2	Consent of Stradling Yocca Carlson & Rauth, P.C. (contained in Exhibit 5.1 hereto).					X
24.1	Power of Attorney (included in signature page hereto).					X

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California on August 1, 2019.

Tandem Diabetes Care, Inc.

By:	/s/ John F. Sheridan
John F. Sheridan
President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John F. Sheridan, Leigh A. Vosseller and David B. Berger, and each or any of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN F. SHERIDAN John F. Sheridan	President, Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2019
/s/ LEIGH A. VOSSELLER Leigh A. Vosseller	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 1, 2019

/s/ KIM D. BLICKENSTAFF Kim D. Blickenstaff	Executive Chairman of the Board	August 1, 2019

/s/ DICK P. ALLEN Dick P. Allen	Lead Independent Director	August 1, 2019

/s/ EDWARD L. CAHILL Edward L. Cahill	Director	August 1, 2019

/s/ HOWARD E. GREENE, JR. Howard E. Greene, Jr.	Director	August 1, 2019

/s/ REBECCA B. ROBERTSON Rebecca B. Robertson	Director	August 1, 2019

/s/ DOUGLAS A. ROEDER Douglas A. Roeder	Director	August 1, 2019

/s/ CHRISTOPHER J. TWOMEY Christopher J. Twomey	Director	August 1, 2019

/s/ RICHARD P. VALENCIA Richard P. Valencia	Director	August 1, 2019